Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of the first day of December, 2006 (the “Effective Date”), by and between AVATECH SOLUTIONS, INC., a Delaware corporation (the “Company”), and George Davis (“Executive”).

WHEREAS, the Company desires to employ Executive as its Executive Vice Chairman and Director of Strategic Initiatives, and Executive desires to be so employed.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

Section 1. Employment. The Company agrees to employ Executive, and Executive agrees to be employed, as the Executive Vice Chairman and Director of Strategic Initiatives of the Company on the terms and subject to the conditions of this Agreement.

Section 2. Term. The term of Executive’s employment under this Agreement (the “Term”) will commence on the Effective Date and will continue for one (1) year (the “Initial Term”). The Term will be extended automatically in successive one-year periods unless either party gives notice of nonextension to the other not less than thirty (30) days before the end of the then-current Term. Notwithstanding the foregoing, Executive’s employment is subject to termination during the Term as provided in Section 5 of this Agreement.

Section 3. Duties. Executive will report to, and Executive’s specific responsibilities and authority will be established by, the Board of Directors or, acting on its behalf, the Executive Committee, of the Company. Executive will diligently and conscientiously devote substantially all of his business time and attention and best efforts in discharging his duties to the Company, representing not less than 75% of his business time, provided that (i) Company and Executive acknowledge that Executive holds positions with other companies that will require that he devote a portion of his business time and attention to such other business ventures, and (ii) Executive shall be free to engage in community involvements and participate in charitable activities, provided that such activities do not interfere with Executive’s obligation to devote substantially all of his time and best efforts to carrying out his duties hereunder.

Section 4. Compensation and Benefits.

4.1. Base Compensation. During the Initial Term, the Company will pay Executive a base salary (the “Base Salary”) at an annual rate of $150,000. During each succeeding year during the Term, Executive’s Base Salary may be increased by an amount determined by the Company’s Board of Directors after receiving the recommendations of its Compensation Committee, based upon the Executive’s performance during the prior year.

4.2. Incentive Compensation.

4.2.1. The Company will issue 100,000 options to Executive pursuant to the Company’s standard Form of Option, which will have a vesting and accelerated vesting schedule as set forth on Exhibit A, attached hereto and incorporated herein by reference. In addition, the Company shall issue to Executive, pursuant to its Restricted Stock Award Plan, 15,000 shares of the Company’s common stock on the first anniversary of the date of this Agreement, without regard to termination of this Agreement under Section 5. The Company may, at its sole and absolute discretion, and shall upon the approval of its Executive Committee, issue, under such Restricted Stock Award Plan, additional shares of its common stock having a value of up to $50,000.

4.3. Benefit Plans and Fringe Benefits.

4.3.1. During the Term, Executive will be entitled to participate in any and all employee benefit programs (including but not limited to medical, vision, prescription drug, dental, disability, employee and group life, accidental death and travel accident, and section 401(k) plans and programs) offered by the Company to its executives or to its employees generally, and Executive may receive such other benefits as the Company may determine from time to time.

4.3.2. Executive will be entitled to perquisites comparable to those that the Company from time to time extends to its senior executive staff.

4.3.3. The Company will reimburse Executive for business, travel, lodging, meals, and other reasonable business expenses incurred by him in the performance of services hereunder subject to submission of documentation in accordance with the Company’s business expense reimbursement policies from time to time applicable to its senior executives.

4.3.4. Executive shall be eligible to participate in the Company’s Employee Stock Purchase Plan, notwithstanding that Executive’s employment shall not be 100% full-time employment.

4.4. Payments; Withholding of Taxes, etc. The Company will make payments of Base Salary in accordance with the Company’s general payroll practices from time to time in effect. All payments to Executive pursuant to this Agreement will be reduced by taxes and other amounts that the Company is required by law or authorized by Executive to withhold.

4.5. Options. The Company shall grant options to purchase shares of the Company’s common stock pursuant to an option agreement dated the date of execution hereof as set forth on the signature page of this Agreement, and may grant additional options in the future at the discretion of the Board of Directors (or its Compensation Committee). Such option agreement will be in the standard form of option agreement used by the Company, but shall contain the vesting and accelerated vesting provisions set forth on Exhibit A attached hereto and incorporated herein by reference.

Section 5. Termination. The Company may, at its election and upon written notice to the Executive, terminate the Executive’s employment for any reason or no reason, with or without cause, as hereinafter provided, in which case the Company shall pay to Executive all Base Salary and benefits, as described herein, through the date of such termination, and shall issue the 15,000 shares referred to in Section 4.2 hereof at the time provided for therein.

Executive may, at his election and upon written notice to the Company, voluntarily terminate his employment with the Company at any time. If Executive voluntarily terminates his employment with the Company, the Company shall pay to Executive all Base Salary and benefits, as described herein, through the date of such voluntary termination of employment, and shall have no further obligation to Executive, including the obligation to issue 15,000 shares to Executive under Section 4.2 hereof.

Section 6 Certain Restrictions.

6.1 Confidentiality. Executive acknowledges that he will acquire confidential information relating to the Company, its subsidiaries and affiliates, including but not limited to business plans, sales and marketing plans, financial information, acquisition prospects, and “customer” and “supplier” lists (as such terms may relate to the business or the systems and other trade secrets or know-how of the Company, its subsidiaries and affiliates) as they may exist from time to time (collectively, “Confidential Information”), which are valuable, special, and unique assets of the Company’s business, access to or knowledge of which is essential to the performance of Executive’s duties hereunder. Accordingly, Executive will not disclose at any time (during his employment under this Agreement or thereafter) any such Confidential Information other than in connection with and reasonably required for the performance of his duties under this Agreement, unless required to do so pursuant to law, subpoena, court order, or other legal process. These restrictions will not apply to, and Confidential Information will not be deemed to include, information that is then in the public domain (other than as a result of action by the Executive).

6.2 Competitive Activity. Due to the unique position of Executive in his role with the Company, Executive agrees that if his employment with the Company ceases for any reason, Executive will not, for a period of six (6) months after the effective date of his termination of employment, without prior written consent of the Company:

6.2.1 Directly or indirectly, knowingly engage or be interested in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business entity or operation that engages in the business of selling computer-aided design software or providing professional, consulting, technical or training services related to computer-aided design software within fifty (50) miles of any location where the Company, its affiliates or subsidiaries, maintains a place of business, except that Executive may own up to a five percent (5%) interest in the publicly-traded securities of a publicly traded corporation. As used herein, “affiliate” means any corporation, firm or business entity controlled, directly or indirectly, by the Company or by the same persons, corporations, firms or business entities which control the Company;

6.2.2 Employ or retain or participate in or arrange the employment or retention of any person who was employed or retained by the Company, any successor to the Company’s business, or any of their affiliates or subsidiaries during the period of Executive’s employment; or

6.2.3 Directly or indirectly solicit any customers or clients of the Company, its affiliates, or subsidiaries.

6.3 Remedy for Breach and Modification. Executive acknowledges that the provisions of this Section 6 are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if these provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief or remedies available to the Company, including reasonable attorneys’ fees and costs, the Company is entitled to seek and obtain an appropriate injunction or other equitable remedy for the purposes of restraining the Executive from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection with such equitable remedy. If any provision of this Section 6 is deemed invalid or unenforceable in any jurisdiction, such provision will be deemed modified and limited in such jurisdiction to the extent necessary to make it valid and enforceable in such jurisdiction.

Section 7. Arbitration of Certain Disputes. Any dispute or controversy arising under or in connection with this Agreement, other than with respect to an alleged breach of any of any of the provisions of Section 6, shall be resolved by binding arbitration held in Baltimore City or Baltimore County, Maryland before a single arbitrator. Such arbitration will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect and otherwise in accordance with principles that would be applied by a court of law or equity. The arbitrator shall make written findings of fact and law to support his decision, which will be final and binding upon all parties. Judgment on any award may be entered and enforced in any court having jurisdiction.

Section 8. Miscellaneous.

8.1 Certain Permitted Changes in Executive’s Position. Anything in this Agreement to the contrary notwithstanding, in the event of a merger, consolidation, reorganization, sale of substantially all of the Company’s assets, or similar transaction (a “Transaction”), a change only in Executive’s title (but not a material reduction in the actual scope of Executive’s responsibilities, authority, or duties) does not constitute a failure by the Company to perform any term or provision of this Agreement. In the event of such a change in the Executive’s title, any reference, whether express or implied, in this Agreement to Executive’s title will be deemed to refer to Executive’s title as so changed.

8.2 Entire Agreement; Amendment. This Agreement supersedes all prior agreements between the parties with respect to its subject matter, is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto, and may be amended only by a writing signed by both parties hereto.

8.3 Nonwaiver. The failure of either party to insist upon strict adherence to any term of this Agreement on any occasion will not operate as a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in a writing signed by the party to be charged therewith.

8.4 Assignment. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement may not be assigned by either party without the consent of the other, except that the Company may assign all of its rights and delegate performance of all of its obligations hereunder in connection with a Transaction.

8.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original, but all of which together will constitute the same instrument.

8.6 Headings. The headings in this Agreement are for convenience of reference only and should not be given any effect in the interpretation of this Agreement.

8.7 Governing Law. This Agreement is governed by the laws of the State of Maryland, without regard to any provision that would result in the application of the laws of any other state or jurisdiction.

8.8 Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

8.9 Company Policies, Plans and Programs. Whenever any rights under this Agreement depend on the terms of a policy, plan, or program established or maintained by the Company, any determination of these rights will be made on the basis of the policy, plan, or program in effect at the time as of which such determination is made. No reference in this Agreement to any policy, plan, or program established or maintained by the Company precludes the Company from prospectively or retroactively changing or amending or terminating that policy, plan, or program or adopting a new policy, plan, or program in lieu of the then existing policy, plan, or program.

8.10. Board Action. Any action that may be taken hereunder by the Board of Directors of the Company with respect to the compensation and benefits of Executive may be taken by an authorized committee of the Board.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.

WITNESS:	AVATECH SOLUTIONS, INC.

By:

George Davis

Date of Execution: , 2006

EXHIBIT A

Options Vesting and Accelerated Vesting Schedule

Number of Options:	100,000

Vesting:	25,000 vest immediately (December 1, 2006)
25,000 vest on December 1, 2007
50,000 vest at the rate of 1/36 per month beginning
January 1, 2008 (the “Performance Options”)

Accelerated Vesting of
Performance Options:	37,500 options (or a pro rata portion thereof) shall vest immediately based on the incentive compensation targets for senior executives of the Company adopted by the Company’s Compensation Committee on September 29, 2006 (as the same may be subsequently adjusted or revised by such Committee), except that (i) the percentages therein stated shall be percentages of 37,500 option shares, instead of percentages of targeted incentive compensation, and (ii) percentages related to service revenue attainments shall be ignored for purposes of this acceleration in vesting.

12,500 options shall immediately vest at such time as the Company achieves $5,000,000 in additional “non-organic” revenue growth (representing revenue growth attributable to revenue sources other than the resale of Autodesk software).